Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings


Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares National AMT-Free Muni Bond ETF (ISHMUNI)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
10-31-2013

Security Type:
BND/MUNI

Issuer
Metropolitan Transportation Authority
Transportation Revenue Bonds (Series
2013E)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[X] PNC Capital Markets, LLC
[ ] Other:

List of
Underwriter(s)
Goldman, Sachs & Co., M.R. Beal & Company,
Bank of America Merrill Lynch, Citigroup
Global Markets Inc, J.P. Morgan Securities
LLC, Jefferies LLC, Loop Capital Markets,
Morgan Stanley & Co. LLC, Ramirez &
Co.,Inc. ,RBC Capital Markets, Siebert
Brandford Shank & Co., Wells Fargo
Securities (trade name for Wells Fargo,
Bank, N.A.),Barclays Capital Inc., BNY
Mellon Capital Markets, Cabrera Capital
Markets, LLC, CastleOak
Securities,L.P.,Duncan-
Williams ,Inc. ,Estrada Hinojosa &
Company, Fidelity Capital Markets, Janney
Montgomery Scott LLC, KeyBanc Capital
Markets, Lebenthal & Company LLC,M&T
Securities, Inc., Mesirow Financial
Inc.,Oppenheimer & Co., Piper Jaffray, PNC
Capital Markets LLC, Raymond James &
Associates,Inc.,Rice Financial Products
Company, Roosevelt & Cross,Inc.,Stern
Brothers & Co.,Stifel, Nicolaus &
Company,Inc.,TD Securities (USA) LLC,U.S.
Bancorp Investments Inc., Williams Capital
Group L.P.


Transaction Details

Date of Purchase
10-31-2013

Purchase
Price/Share
(per share / %
of par)
$101.971
$101.335

Total
Commission,
Spread or
Profit
0.469

1.	Aggregate Principal Amount Purchased
(a+b)
$13,600,000
a.    US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$11,500,000
b.    Other BlackRock Clients
$1,000,000
$1,100,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.0272


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
[ ] U.S. Registered Public Offering   [Issuer must have 3
years of continuous operations]
[ ] Eligible Rule 144A Offering   [Issuer must have 3 years
of continuous operations]
[X] Eligible Municipal Securities   [Issuer must have 3
years of continuous operations]
[ ] Eligible Foreign Offering   [Issuer must have 3 years
of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Eileen Rodriguez
Date:11-12-2013

Global Syndicate Team
Member






Approved by:
Steven DeLaura
Date:11/15/13

Global Syndicate Team
Member